Exhibit 10.7

FIRST AMENDMENT

TO THE

PBI BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

DATED AUGUST 31, 2004

FOR

EXECUTIVE

THIS FIRST AMENDMENT is adopted this              day of                     , 2008, effective as of January 1, 2005, by and between PBI BANK (f/k/a Ascencia Bank), a state-chartered commercial bank located in Louisville, Kentucky (the “Company”), and EXECUTIVE (the “Executive”).

The Company and Executive executed the Ascencia Bank Supplemental Executive Retirement Plan effective as of August 31, 2004 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.4 of the Agreement shall be deleted in its entirety and replaced by the following:

1.4	“Change of Control” means the occurrence of a “Change in Ownership,” a “Change in Effective Control” or a “Change in Asset Control” as each is defined below. The Change of Control must relate to the Company or a corporation that is a majority shareholder of Company. A majority shareholder is a shareholder owning more than 50% of the total fair market value and total voting power of the corporation. Code Section 318(a) applies to determine stock ownership.

(I) Change in Ownership. A Change in Ownership occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(II) Change in Effective Control. A Change in Effective Control of the Company occurs on the date that either:

(A) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company; or

(B) A majority of members of the Board of Directors of the Company’s ultimate parent corporation, or of Company if there is no parent corporation, is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A Change in Effective Control also may occur in any transaction in which either of the two corporations involved in the transaction has a Change in Effective Control or a Change in Asset Control.

(III) Change in Asset Control. A Change in Asset Control of the Company occurs on the date that any one person, or more than one person acting as a group), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or a parent corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(A) There is no Change of Control under this subsection (III) when there is a transfer to an entity that is controlled by the shareholders of the corporation immediately after the transfer, as provided in this subsection (III). A transfer of assets by a corporation is not treated as a Change in Asset Control if the assets are transferred to:

(1) A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock;

(2) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the corporation;

(3) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the corporation; or

(4) A person, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in subsection (A)(3) above.

(B) For purposes of this subsection (III) and except as otherwise provided, a person’s status is determined immediately after the transfer of the assets.

Section 1.6 of the Agreement shall be deleted in its entirety and replaced by the following:

1.6	“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

The following Section 1.17a shall be added to the Agreement immediately following Section 1.17:

1.17a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company if any stock of the Company is publicly traded on an established securities market or otherwise, determined in accordance with Treasury Regulation Section 1.409A-1(i).

Section 1.19 of the Agreement shall be deleted in its entirety and replaced by the following:

1.19

“Termination of Employment” means date the Company and the Executive reasonably anticipate that (i) the Executive will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Code, but substituting “at least 50%” for “at least 80%” (the “Employer Group”), or (ii) the level of bona fide services performed after that date (as an employee or independent contractor, except that service as a member of the board of directors of an Employer Group entity is not counted unless benefits under this Plan are aggregated with benefits under any other Employer Group plan or agreement in which the Executive also participates as a director) will permanently decrease to less than 20% of the average level of bona fide services performed over the previous 36 months (or if shorter over the duration of service). The Executive will not be treated as having a Termination of Employment while on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six months or, if longer, the period during which the Executive has a reemployment right with the Company by statute or contract. If a bona fide leave of absence extends beyond six months, a Termination of Employment will be deemed to occur on the first day after the end of such six month period, or on the day after the Executive’s statutory or contractual reemployment right lapses, if later. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of at least six months and that renders the Executive unable to perform the duties of his position, the Executive will not be considered to have a Termination of Employment until the leave has continued for a period of 12 months (regardless of whether the Executive has a statutory or contractual reemployment right), unless the employment relationship is permanently terminated before the end of that period by the Company or the Executive. The Company will determine whether a Termination of Employment has occurred based on all relevant facts and circumstances, in accordance with Treasury Regulation §1.409A-1(h).

Section 2.3.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3.2	Payment of Benefit. The Company shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Termination of Employment, which annual benefit will be paid for ten (10) years, and the amount of the benefit will be the actuarial equivalent of the Early Termination Benefit expressed as an amount payable for ten (10) years beginning at age 62. Further, if the present value actuarial equivalent of the Early Termination Benefit does not exceed the applicable dollar amount under Code Section 402(g)(1)(B) (currently $15,500), the benefit will be paid in a lump sum on the first of the month after the Early Termination Date as permitted under Treasury Regulation Section 1.409A-3(j)(4)(v), “limited cashouts”.

Sections 2.4 and 2.4.1 of the Agreement shall be deleted in their entirety and replaced by the following:

2.4	Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The annual benefit under this Section 2.4 is the Disability Benefit set forth on Schedule A for the Plan Year during which Disability occurs. This benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance.

Sections 2.5, 2.5.1 and 2.5.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.5	Change of Control Benefit. Upon a Change of Control followed within twenty-four (24) months by the Executive’s Termination of Employment, the Company shall pay to the Executive the benefit described in this Section 2.5 in lieu of any other benefit under this Article.

2.5.1	Amount of Benefit. The benefit under this Section 2.5 is the Change of Control Benefit set forth on Schedule A for the Plan Year during which the Change of Control occurs. This benefit is determined by vesting the Executive in the present value of the Accrual Balance projected to Normal Retirement Age.

2.5.2	Payment of Benefit. The benefit shall be paid to the Executive in a lump sum within thirty (30) days following the Change of Control.

The following Sections 2.6, 2.7 and 2.8 shall be added to the Agreement immediately following Section 2.5.2:

2.6

Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.6 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.7	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Accrual Balance as shown on Schedule A, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.8	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements, as well as the procedure for amendments to be made by the parties under Article 7. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)	must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.5, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement (i) if the Company’s Board of Directors determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement or (ii) to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2	Plan Termination Generally. The Company and Executive may terminate this Agreement at any time. However, the Company may unilaterally terminate this Agreement if the Company’s Board of Directors determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a Change of Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the Accrual Balance as shown on Schedule A, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

Section 9.10 of the Agreement shall be deleted in its entirety and replaced by the following:

9.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by the Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company. Any alternative acts shall be restricted to actions which do not violate Section 409A of the Code.

The third sentence of Section 9.14(b) of the Agreement is hereby revised to read as follows:

9.14(b)	The fees and expenses of counsel selected by the Executive shall be paid or reimbursed to the Executive on the date that is 24 months after the Executive’s Termination of Employment, subject to presentation by the Executive of a statement or statements prepared by such counsel in accordance with counsel’s customary practices.

The following Section 9.15 shall be added to the Agreement immediately following Section 9.14:

9.15	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement, provided that the Company does not represent or guarantee that any particular federal or state income, estate, payroll, or other tax consequences will occur because of this Agreement and the compensation provided hereunder. Executive is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein.

IN WITNESS OF THE ABOVE, the Company and the Executive hereby consent to this First Amendment.

Executive:	PBI Bank

By
Executive	Title